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                                                                   EXHIBIT 10.24



                                   [GEAC LOGO]


GEAC COMPUTER CORPORATION LIMITED
4100 Yonge Street, Suite 601
Toronto, Ontario  M2P 2G2
Tel: (416) 642-1960
Fax: (416) 642-1961

                                                              September 29, 2000

Ms Hema Anganu
1154 Wilson Ave. Apt. 1214
Downsview, ON  M3M 1J6

Dear Hema:

As you are aware Geac Computer Corporation Limited ("Geac") has initiated a process whereby various strategic options for the Company are being considered. As such, the Company has agreed to provide you with the following arrangements in consideration of your value towards this process during this period.

You will be provided with the following arrangements:

1. (a) Subject to any necessary regulatory approval, Geac has granted to you effective as of September 25, 2000 (the "Effective Date") options to purchase 35,000 common shares of the Company (the "New Options") pursuant to Stock Option Plan VI with such New Options to vest as follows:

DATE OF GRANT              TOTAL OPTIONS             OPTION PRICE
-------------              -------------             ------------

--------------------------------------------------------------------------------
SEPTEMBER 25, 2000         35,000                    $9.32
--------------------------------------------------------------------------------

NUMBER OF                  DATE FOR                  LAST DATE
OPTIONED SHARES            VESTING                   FOR EXERCISE
---------------            --------                  ------------

8,750                      SEPTEMBER 25, 2000        SEPTEMBER 25, 2010
8,750                      SEPTEMBER 25, 2001        SEPTEMBER 25, 2010
8,750                      SEPTEMBER 25, 2002        SEPTEMBER 25, 2010
8,750                      SEPTEMBER 25, 2003        SEPTEMBER 25, 2010

         (b) In the event of a Change in Control these New Options shall vest as follows:

                  (i) Fifty percent (50%) of the unvested outstanding New Options in each tranche referred to above shall vest immediately upon a Change in Control; and

                  (ii) The balance of the unvested outstanding New Options shall vest immediately on the date of a Change in Control and either a Change Affecting Your Employment within 12 months of a Change in Control or

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                                     - 2 -


                             the termination of your employment for reasons other than cause within 12 months of a Change in Control.

         (c) In the event of a Change in Control, all unvested outstanding options previously granted to you by Geac prior to September 25, 2000 ("Previous Options") shall vest as follows:

                  (i) In the case of Previous Options granted under the terms of Geac's Stock Option Plan V, all unvested outstanding Previous Options shall vest upon a Change in Control in accordance with the terms of Plan V; and

                  (ii) In the case of Previous Options granted under the terms of Geac's Stock Option Plan VI, all unvested outstanding Previous Options shall vest immediately on the date of a Change in Control and either a Change Affecting Your Employment within 12 months of a Change in Control or the termination of your employment for reasons other than cause within 12 months of a Change in Control.

2.       In the event of a Change in Control and either a Change Affecting
         Your Employment within 12 months of a Change in Control or the termination of your employment for reasons other than cause within 12 months of a Change in Control you will immediately receive a lump sum payment equal to 125% of your aggregate annual compensation (measured by reference to then current annual salary, the current annual car allowance payments and bonus which shall be the greater of the actual bonus amount paid to you for the immediately preceding fiscal year or the amount of the targeted bonus for the current fiscal year). You will also be paid, credited or reimbursed as the case may be for all unpaid salary (including credit for any vacation earned but not taken), all unpaid bonuses and expenses incurred up to the date of termination. You will also be provided with company medical and dental benefits for the 15 month period following the date of termination or until such time as you find alternate employment.

3. For the purposes of this letter agreement "Change in Control" and "Change Affecting Your Employment" are defined as set out in Schedule "A".

The payments described in this agreement are in full and final satisfaction of any and all claims or possible claims, including claims pursuant to your existing employment agreement arising as a result of a Change in Control and either a Change Affecting Your Employment within 12 months of a Change in Control or the termination of your employment for reasons other than cause within 12 months of a Change in Control.

If after having reviewed this letter and having had the opportunity to obtain independent legal advice you agree, please sign both copies of this letter signifying your acceptance and return one copy to me.

Yours truly,


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Geac Computer Corporation Limited

         "Bruce Hannah"

Bruce Hannah, Vice President
Human Resources



I have considered the above proposal and confirm that I am accepting same this 3rd day of November, 2000.

                                                        "H. Anganu"
                                               ---------------------------------
                                               Hema Anganu



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                                  SCHEDULE "A"

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or company or combination of persons or companies other than to a wholly owned subsidiary of Geac;

2. The adoption of a plan relating to the liquidation or dissolution of Geac;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of Geac or the voting power of the voting shares of Geac by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction); or

4. The amalgamation, merger or consolidation of Geac with or into another corporation or the amalgamation or merger of another corporation into Geac with the effect that immediately after such transaction the shareholders of Geac immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by the Executive during the 90 day period immediately following the date on which the Executive becomes aware of such circumstances:

1. Any change to the Executive's employment conditions which would significantly reduce the nature or status of the Executive's responsibilities;

2. A reduction by the Company in the Executive's annual compensation as of the date of the Change in Control;

3. The failure by the Company to continue in effect for the Executive's benefit any perquisites or participation in any employee benefit plan to which other employees of the Company are entitled, to the same extent to which any other employees enjoy such benefits; or

4. Any other change which would constitute "constructive dismissal" under applicable law.